EXHIBIT 21.1

Subsidiaries of the Registrant as of July 14, 2011

Tongli Pharmaceuticals (USA), Inc.

American Tony Pharmaceutical, Inc.

Heilongjiang Tongli Technology Co., Ltd

Harbin Tianmu Pharmaceuticals Co., Ltd.